EXHIBIT 99

         COPY OF PRESS RELEASE

         This is a press release for YTB International, Inc

         FOR IMMEDIATE RELEASE

         DATED: September 13, 2005

         CONTACT PERSON: Betty Krystyniak, 201-567-8500, Ext.23

         FOR IMMEDIATE RELEASE

         -------------------------------------

YTB International, Inc. ([otcbb]: YTBL) has applied for listing on the American Stock Exchange; its YourTravelBiz.com, Inc. operating subsidiary intends to add to its Independent Marketing Representative Agreement a "Bill of Rights" for its present and future Independent Marketing Representatives certain protections against events such as cessation of network marketing, corporate bankruptcy, sale of the corporate business, sale of the revenue streams generating residual commissions and the outright termination of residual commissions.

YTBL is a fast growing network marketing sales organization within the travel industry. Since the former REZconnect Technologies, Inc. and YourTravelBiz.com, Inc. merged December 8, 2004 to become the successor YTBL (with three (3) operating subsidiaries) as well as reincorporated in Delaware and changed its name to YTB International, Inc. January 5, 2005 and concurrently started trading as YTBL on the Over the Counter Bulletin Board, its business has expanded rapidly. Meanwhile, YTBL's OTCBB trading volume and market valuation has experienced significant associated increases such that it qualifies for listing on the American Stock Exchange (AMEX) and YTBL has recently filed its Listing Application. There is no assurance that such AMEX listing will be approved. YTBL awaits further notice from AMEX, the timing of which is currently unknown. A more detailed press release and Form 8-K will be filed once the Listing Application has been acted upon. Unless and until the AMEX Listing App has been acted upon, Registrant will not respond to questions about such status.

YTBL's YourTravelBizcom, Inc. operating subsidiary ("YTB") has added to its Independent Marketing Representative Agreement a "Bill of Rights" giving its present and future Independent Marketing Representatives (IMRs) certain protections against cessation of residual income previously earned. Specifically, YTB and subsidiary Your Travel Network, Inc. have filed with the offices of the Secretary of States of Illinois and New Jersey, UCC-1 Financing Statements securing, effective as of September 1, 2005, to all present and future IMRs their residual commissions upon future RTA monthly payments.

These protections include: not being subject to future downward modification; IMRs will be deemed to have fully and unconditionally earned all residual commissions upon the monthly revenues paid by RTAs established by themselves and by IMRs in their commissionable downline, subject only to future monthly payments being made by the RTAs commissionable to them; no IMR may be divested of the right to receive residual commissions except upon the voluntary termination of their IMR status, their involuntary termination as an IMR for cause and pursuant to the procedures of YTB in connection with the involuntary termination of IMR's status for cause; no cessation of network marketing sales, bankruptcy proceedings or sale or assignment of the right to receive future RTA monthly revenues, or other act or occurrence whatsoever, will be deemed to defeat or otherwise be superior to the right of the present and future IMR to receive residual commissions; and no fee, purchase or renewal of IMR status shall ever be required of present and future IMRs as a condition of their receipt of future residual commissions.